Exhibit 5

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1ST AMENDMENT TO THE TERMINATION OF THE TELEMAR PARTICIPAÇÕES S.A.
SHAREHOLDERS AGREEMENT EXECUTED ON FEBRUARY 19, 2014

BETWEEN

AG TELECOM PARTICIPAÇÕES S.A.

LF TEL S.A.

FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL

AND, AS INTERVENING PARTY,

TELEMAR PARTICIPAÇÕES S.A.

EXECUTED ON SEPTEMBER 8, 2014

1ST AMENDMENT TO THE TERMINATION OF THE TELEMAR PARTICIPAÇÕES S.A.
SHAREHOLDERS AGREEMENT,

EXECUTED ON APRIL 25, 2008 AND AMENDED ON JANUARY 25, 2011.

By this instrument:

1.                                     AG TELECOM PARTICIPAÇÕES S.A., a share corporation with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo No. 300, suite 401-part, enrolled as taxpayer at CNPJ/MF under No. 03.260.334/0001-92, herein represented in accordance with its By-Laws, hereinafter referred to as “AG TELECOM”;

2.                                     LF TEL S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Rua Angelina Maffei Vita no. 200, 9th floor, enrolled as taxpayer at CNPJ/MF under No. 02.390.206/0001-09, herein represented in accordance with its By-Laws, hereinafter referred to as “LF TEL”; and

3.                                     FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL, a private pension entity, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Lauro Muller 116, 29th floor (part), enrolled as taxpayer at CNPJ/MF under No. 07.110.214/0001-60, herein represented in accordance with its By-Laws, hereinafter referred to simply as “FATL”, with AG TELECOM, LF TEL and FATL being hereinafter referred to jointly and indistinguishably as the “Shareholders”;

And, as “Intervening-Consenting Party”,

4.                                     TELEMAR PARTICIPAÇÕES S.A., a publicly held company with head offices at Praia de Botafogo 300, 11th floor, suite 1101 (part), Botafogo, Rio de Janeiro, RJ, enrolled as taxpayer at CNPJ/MF under No. 02.107.946/0001-87, herein represented in accordance with its By-Laws, hereinafter referred to simply as the “Company” or “Telemar Participações”,

WHEREAS:

I.                              On February 19, 2014, prior meetings were held of the Shareholders parties to the AG/LF/FATL Shareholders Agreement and the General Shareholders Agreement, unanimously approving the consummation of a transaction that will result in the combination of the activities and businesses of PORTUGAL TELECOM, SGPS S.A., a publicly held company with headquarters at Avenida Fontes Pereira de Melo No. 40, in the city of Lisbon, Portugal, Legal Entity Registration No. 503 215 058 (“Portugal Telecom SGPS”) and Oi, into a single company, Telemar Participações (which shall be referred to as Corpco), the shareholding base of which shall be dispersed among the shareholders of Portugal Telecom SGPS, Telemar Participações and Oi, all together in Corpco, whose capital shall be divided into one class of common shares, which shall be traded on the BM&FBOVESPA SA — Stock, Commodities and Futures Exchange (“BM&FBovespa”), NYSE Euronext Lisbon and the NYSE, and, which, shall adhere to the rules of corporate governance of the Novo Mercado section of the BM&FBOVESPA (the “Transaction”);

II.                         On September 3, 2014, prior meetings of the shareholders of CorpCo were held, approving changes to certain stages of the Transaction;

III.                    In light of the aforementioned changes, the Shareholders wish to amend the Termination

The PARTIES have agreed to enter into this 1st Amendment to the Termination of the Telemar Participações S.A. Shareholders Agreement dated April 25, 2008 and amended on January 25, 2011 (the “1st Amendment”) which shall be governed by the following terms and conditions:

CLAUSE ONE — AMENDMENT OF CLAUSE TWO

1.1.                            The Shareholders agree to amend Clause Two of the Termination, which governs the condition precedent to the effectiveness of said Termination, to remove references to the Merger of Portugal Telecom by CorpCo, as a result of which Clause Two shall now read as follows:

“CLAUSE TWO - EFFICACY

2.1.                            This Termination is signed under the condition subsequent set forth in Article 125 et seq. of the Civil Code and shall only be effective following the actual implementation of the Merger of the Oi Shares by CorpCo.”

CLAUSE TWO — GENERAL PROVISIONS

2.1                              Capitalized terms not expressly defined in this 1st Amendment shall have the meaning attributed to them in the Termination.

IN WITNESS WHEREOF, the Parties have executed this instrument in 4 (four) counterparts of equal form and content in the presence of the 2 (two) undersigned witness.

Rio de Janeiro, September 8, 2014.

AG TELECOM PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Signature page of the 1st Amendment to the Termination of the Telemar Participações S.A. Shareholders Agreement executed on February 19, 2014, executed between AG Telecom Participações S.A., LF Tel S.A., Fundação Atlântico de Seguridade Social and Telemar Participações S.A. on September 8, 2014.

LF TEL S.A.

Name:	Name:
Title:	Title:

FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL

Name:	Name:
Title:	Title:

TELEMAR PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Witnesses:

1.	2.
Name:	Name:
CPF/MF:	CPF/MF:
RG:	RG: